Exhibit 4(b)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

GENERAL ELECTRIC COMPANY

LIBOR Floating Rate Note due 2008

No. R-	$500,000,000
CUSIP No. 369604BB8
ISIN No. US369604BB88

General Electric Company, a corporation duly organized and existing under the laws of the State of New York (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on December 9, 2008, and to pay interest thereon from December 9, 2005 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 9, June 9, September 9 and December 9 in each year, commencing March 9, 2006 (each, an “Interest Payment Date”), at the rate of interest per annum equal to Three-Month LIBOR (as determined pursuant to the provisions set forth on the reverse of this Security) plus .04%, until the principal hereof is paid or made available for payment. Interest on this Security will be computed on the basis of the actual number of days elapsed over a 360-day year. If any Interest Payment Date other than December 9, 2008 falls on a day which is not a Business Day (as defined below) such Interest Payment Date shall be postponed to the next succeeding Business Day, except that if such next succeeding Business Day is in the next calendar month, such Interest Payment Date shall be the next preceding Business Day. If December 9, 2008 shall not be a Business Day, payment of the principal and interest due on that date need not be made on that day but may be made on the next day that is a Business Day with the same force and effect as if made on December 9, 2008, provided that no interest shall accrue for the period from and after December 9, 2008. A “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the

Place of Payment are authorized or obligated by law or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date; provided, however, that interest payable on December 9, 2008, shall be payable to the Person to whom the principal of this Security shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in said Indenture.

Payment of the principal of and any such interest on this Security will be made at the office or agency of the Paying Agent maintained for that purpose in the Borough of Manhattan, The City of New York (currently the Corporate Trust Office of the Trustee referred to on the reverse hereof located at 4 New York Plaza, 15th Floor, New York, New York 10004), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the Security Register at least fifteen days prior to the relevant Interest Payment Date.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: December 9, 2005	GENERAL ELECTRIC COMPANY

By:

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: December 9, 2005	JPMorgan Chase Bank, N.A.,
As Trustee

By:
Authorized Officer

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of December 1, 2005 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and JPMorgan Chase Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $1,500,000,000; provided, however, that the authorized aggregate principal amount of the Securities of this series may be increased above such amount by a Board Resolution to such effect.

The interest payable on any Interest Payment Date will be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to the Securities of this series) to, but excluding, such Interest Payment Date.

The interest rate on the Securities of this series will be reset quarterly on March 9, June 9, September 9 and December 9 of each year, commencing March 9, 2006 (each an “Interest Reset Date”) and the Securities of this series will bear interest at a rate per annum equal to Three-Month LIBOR (as defined below) for the applicable Interest Reset Period (as defined below), plus .04%. The interest rate for the Initial Interest Reset Period will be Three-Month LIBOR, determined as of two London Business Days prior to the Original Issue Date, plus .04 % per annum. The “Initial Interest Reset Period” will be the period from and including the Original Issue Date to but excluding the initial Interest Reset Date. Thereafter, each “Interest Reset Period” will be the period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date; provided that the final Interest Reset Period for the Securities of this series will be the period from an including the Interest Reset Date immediately preceding December 9, 2008 to but excluding December 9, 2008. If an Interest Reset Date would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the next preceding Business Day.

The interest rate in effect on each day will be (i) if that day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if that day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date or the Original Issue Date, as the case may be.

The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date, or the Original Issue Date in the case of the Initial Interest Reset Period, will be the rate determined as of the applicable Interest Determination Date. The “Interest Determination Date” will be the second London Business Day immediately preceding the Original Issue Date, in the case of the Initial Interest Reset Period, or two London Business Days prior to each Interest Reset Date. “London Business Day” means a day which is a Business Day and which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

JPMorgan Chase Bank, N.A., or its successor appointed by the Company, will act as Calculation Agent. Three-Month LIBOR will be determined by the Calculation Agent as of the applicable Interest Determination Date in accordance with the following provisions:

(i) Three-Month LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having a three-month maturity, commencing on the second London Business Day immediately following such Interest Determination Date, which appears on Moneyline Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such Interest Determination Date. “Moneyline Telerate Page 3750” means the display designated on page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Moneyline Telerate page 3750, Three-Month LIBOR for such Interest Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an Interest Determination Date on which no rate appears on Moneyline Telerate Page 3750, as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the underwriter of the Securities of this series) selected by the Calculation Agent (after consultation with the Company) in the London interbank market to provide the Calculation Agent with a quotation of the rate at which deposits in U.S. dollars having a three month maturity, commencing on the second London Business Day immediately following such Interest Determination Date, are offered by it to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount equal to an amount of at least $1,000,000 that is representative for a single transaction in such market at that time. If at least two quotations are provided, Three-Month LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, Three-Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time on such Interest Determination Date by three major banks (which may include affiliates of the underwriter of the Securities of this series) selected by the Calculation Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at that time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, Three-Month LIBOR for such Interest Determination Date will be Three-Month LIBOR determined with respect to the immediately preceding Interest Determination Date.

All percentages resulting from any calculation of any interest rate with respect to the Securities of this series will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the Calculation Agent for the purposes of calculating interest on the Securities of this series shall be conclusive and binding on the Holders of such Securities and the Company, absent manifest error.

The Securities of this series are not subject to redemption by the Company prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of all series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, treated as one class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company and the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer such Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Security in every particular, without alteration or enlargement or any change whatever and NOTICE: Signature(s) must be guaranteed by a financial institution that is a member of the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”) or the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”).